Exhibit 99.1

News Release

Contacts: Lonny Robinson Chief Financial Officer 213.401.2311 lonnyr@centerbank.com	Angie Yang Investor Relations Pondel Wilkinson Inc. 310.279.5967 ayang@pondel.com

CENTER FINANCIAL SETTLES KEIC LITIGATION

— Conference Call Scheduled for 5:30 p.m. Eastern Time Today —

LOS ANGELES – August 6, 2008 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today announced it has concluded settlement agreements that completely resolve the company’s potential liabilities related to the consolidated Korea Export Insurance Corporation (“KEIC”) litigation in both the state and federal courts.

As part of the consolidated action, KEIC and a group of Korea-based banks sought to recover damages of $56 million and $46 million, respectively, for a total of $102 million from Center Bank as a party related to a series of international trade transactions that gave rise to bills of exchange financed by the Korea-based banks but not ultimately paid.

Pursuant to the terms of the settlement agreements, Center Bank agreed to pay $10.5 million to KEIC, consisting of cash consideration of $6.5 million payable in installments over a period of up to five years and the issuance of 415,369 shares of the common stock of Center Financial valued at $4 million, based on an average closing price of the shares of Center Financial from July 3 to August 1, 2008 of $9.63.

The net payment by Center Bank to KEIC, after contributions of $2.5 million by Korea Data Systems (USA), Inc. (“KDS-USA”) and Lap Shun (John) Hui, owner and principal of KDS-USA, totals $8.0 million, which is the equivalent of $7.5 million in present value. Center Financial will record a net after-tax charge of approximately $4.6 million, equal to $0.28 per share, in the 2008 third quarter. The net effect of the settlement charge and stock issuance is expected to decrease Center Financial’s capital ratios by only three basis points. This would make the company’s total risk-based capital ratio 10.60% on a pro forma basis at June 30, 2008, well above the required 10.00% ratio to be considered a “well-capitalized” institution. Center Financial said it did not anticipate any change to its current dividend policy.

“Given the number of parties involved, we are very pleased to have concurrently concluded these agreements, putting an end to this long-standing litigation,” said Jae Whan (J.W.) Yoo, president and chief executive officer of Center Financial Corporation. “Although we have always believed that Center Bank had strong meritorious defenses, we also concluded that it was in the best interests of the company, employees, customers and shareholders to settle this legacy litigation and put the matter behind us. The signing of these settlement agreements today removes the uncertainties, burden and expense of further litigation that has unduly weighed on Center Financial for more than five years. Moreover, we are now able to focus all of our attention on serving the financial needs of our customers and prudently managing Center Bank through the challenging credit cycle. As well, we believe this resolution further strengthens Center Financial’s leadership as one of the safest and soundest financial institution serving the Korean-American and ethnic communities of Southern California.”

A summary of the settlement agreements signed today follows:

Agreement by and between Center Bank and KEIC: Center Bank agrees to pay KEIC a total of $10.5 million, of which $6.5 million will be paid in cash in scheduled installments over a three-year period with an option to extend by another two-year period for a total of up to five years, and $4.0 million will be paid in newly authorized shares of Center Financial common stock.

Agreement by and between Center Bank and KDS-USA and John Hui: KDS-USA and John Hui agree to pay Center Bank a total of $2.5 million in cash payable in scheduled installments over a two-year period.

Agreement by and between Center Bank and all nine Korea-based banks named in the actions: Center Bank and Korea-based banks agree to mutually dismiss all claims against each other without payment of any monetary consideration. The Korea-based banks include Korea Exchange Bank, Hana Bank, Citibank Korea, Inc. (formerly known as KorAm Bank), Industrial Bank of Korea, Kookmin Bank (including the former H&CB Bank which was acquired by Kookmin Bank), Pusan Bank, SC First Bank (formerly known as Korea First Bank), Shinhan Bank and Daegu Bank.

The respective parties of each agreement neither admit nor deny the allegations in the KEIC litigation and related actions; mutually waive attorney’s fees and costs; and provide for the mutual dismissal of claims and general releases for both the state and federal court actions.

Investor Conference Call

Chief Executive Officer J.W. Yoo, Chief Financial Officer Lonny Robinson and General Counsel Lisa Pai will host an investor conference call at 2:30 p.m. PT (5:30 p.m. ET) today, Wednesday, August 6, 2008 to discuss this announcement via teleconference and live audio webcast. Investment professionals are invited to participate in the live call by dialing 866-314-9013 (domestic) or 617-213-8053 (international) using participant passcode 77140935. The call also will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at http://www.centerbank.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year. A telephone replay of the call will be available through 11:59 p.m. PDT, Wednesday, August 13, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 76231646.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.13 billion at June 30, 2008. Headquartered in Los Angeles, Center Bank operates 25 branch and loan production offices. Of the company’s 19 full-service branches, 16 are located throughout Southern California, along with one branch in Chicago and two in Seattle. Center Bank’s six loan production offices are strategically located in Seattle, Denver, Washington D.C., Atlanta, Dallas and Northern California. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the impact of the settlement on the company’s financial condition and the company’s current expectations with respect to its future business and operations. 16 The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.